Translation
Of
Credit Extension Agreement

No. OS/L011/09

Note:  This is not a comprehensive translation.

Parties:
Lender (Party A):  GuangDong Development Bank Co., Ltd.

Borrower (Party B):  Comtech International (Hong Kong) Limited

Based on the principle of volition, equality, mutual benefit and integrity, through negotiations of both parties, Party A hereby agrees to extend a credit line to Party B.  In order to stipulate rights, obligations and responsibilities of each party, both parties hereby execute this agreement.

Article 1	Type, Credit Line, Purpose and Other Matters

Type:  Term Loan-Trade Finance

Credit Line:  HKD150,000,000.00 or its equivalent amount in U.S. dollars

Purpose:
The credit line shall be utilized by Party B for purchasing goods and the acquisitions, and is revolving; the maximum balance of the credit line shall not exceed the amount of HKD150,000,000.00.

Repayment:
Principal:
when the principal becomes due, it shall be repaid by funds owned by Party B or trade payments received by Party B. The repayment of the principal may be repaid, in whole or in part prior to the maturity date, with a 5-business day advance notice of Party B to Party A. Party A shall not charge Party B service fees for the earlier repayment.

Interest:
the interest shall be paid every three (3) months. The first interest payment shall be paid three (3) months after the issuance of loan. In the event the principal is repaid prior to the maturity date, the interest shall be fully repaid every time.

Interest Rate:
The interest rate is at the 3-month corresponding interbank rate based on the drawdown currency (LIBOR or HIBOR) plus a 1.5% annual interest rate. The 3-month LIBOR or HIBOR rate of the first term shall base on the “3-month LIBOR rate” or “3-month HIBOR rate” showed on the screen of the Bloomberg service system, or any of the like systems. The relevant interest rate shall be adjusted after three (3) months upon the date of issuance of a loan, and shall be adjusted every three months. Party A will not send additional notices to Party B to inform such adjustment.

In the event any of loans is deferred, Party A shall charge Party B an additional penalty interest for deferral at an annual interest rate of 3%. Party A will not send additional notices to Party B to inform it of such penalty interest.

Service Fee:
The service fee shall be HKD300,000.00, or 0.2% of the amount of the credit line HKD150,000,000.00, and shall be fully paid upon the date of issuance of the credit line.

Condition Precedent:
For every drawdown, the following documents shall be provided:
(1)
A letter issued by Shenzhen Branch of GuangDong Development Bank to indicate that the relevant Renminbi deposit has been deposited. The amount of such deposit shall not be less than the amount drawn down by Party B.

(2)	Party B shall send the notice of drawdown as requested by Party A 5 days prior to such drawdown.

Article 2	Term of Credit Extension
The term of the credit extension shall be one (1) year commencing the effective date of the extension of credit. Prior to the maturity of the credit extension under this agreement, Party A will review the credit line based on the application of Party B and the drawdown records.

Article 3	Additional Provisions
1.	During the effective term of this credit line under this agreement, Party B shall provide Party A with the valid corporate registrations on the decided schedule.
2.	During the effective term of this credit line under this agreement, Party B shall provide Party A with its financial report.

Note: Party A reserves right to adjust the amount of credit line.

Executed by parties:

Lender (Party A):	For and on behalf of Guangdong Development Bank Co., Ltd.
Guo Zhihang (with the signature)
Date:  January 22, 2010

Borrower (Party B):	For and behalf of Comtech International (Hong Kong) Limited
Allen Wu and Henry Chiu (with the signatures)
Date:  January 22, 2010

Witnessed by Wang Huijie (with the signature)